EXHIBIT 4.1
                                                              -----------
























                            EMPLOYEE SAVINGS PLAN

                    (Restated Effective January 1, 1997)







                              TABLE OF CONTENTS

                                                                     PAGE


   ARTICLE I. PREAMBLE . . . . . . . . . . . . . . . . . . . . . . .    1
        1.1  THE PLAN  . . . . . . . . . . . . . . . . . . . . . . .    1
        1.2  PURPOSE . . . . . . . . . . . . . . . . . . . . . . . .    1
        1.3  APPLICABILITY OF THE PLAN . . . . . . . . . . . . . . .    1
        1.4  RIGHTS AGAINST THE EMPLOYERS  . . . . . . . . . . . . .    1

   ARTICLE II. DEFINITIONS AND CONSTRUCTION  . . . . . . . . . . . .    1
        2.1  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . .    1
        2.2  GENDER AND NUMBER . . . . . . . . . . . . . . . . . . .   10
        2.3  APPLICABLE LAW  . . . . . . . . . . . . . . . . . . . .   11
        2.4  SEVERABILITY  . . . . . . . . . . . . . . . . . . . . .   11
        2.5  HEADINGS  . . . . . . . . . . . . . . . . . . . . . . .   11

   ARTICLE III. ELIGIBILITY AND PARTICIPATION  . . . . . . . . . . .   11
        3.1  PARTICIPATION . . . . . . . . . . . . . . . . . . . . .   11
        3.2  ELIGIBILITY SERVICE.  . . . . . . . . . . . . . . . . .   11
        3.3  DURATION  . . . . . . . . . . . . . . . . . . . . . . .   12
        3.4  ADOPTION OF PLAN BY AFFILIATED COMPANIES  . . . . . . .   12

   ARTICLE IV. CONTRIBUTIONS . . . . . . . . . . . . . . . . . . . .   12
        4.1  REGULAR DEPOSITS  . . . . . . . . . . . . . . . . . . .   12
        4.2  OTHER EMPLOYEE DEPOSITS . . . . . . . . . . . . . . . .   13
        4.3  MATCHING CONTRIBUTIONS  . . . . . . . . . . . . . . . .   14
        4.4  SECTION 402 LIMIT ON PAY REDUCTION CONTRIBUTIONS  . . .   15
        4.5  SECTION 401(K) LIMIT ON TAX-DEFERRED DEPOSITS . . . . .   16
        4.6  SECTION 401(M) LIMIT ON TAXED DEPOSITS AND MATCHING
             EMPLOYER CONTRIBUTIONS  . . . . . . . . . . . . . . . .   20
        4.7  LIMITATIONS ON ANNUAL ACCOUNT ADDITIONS . . . . . . . .   26
        4.8  FULL VESTING  . . . . . . . . . . . . . . . . . . . . .   29
        4.9  EFFECT OF MISTAKE . . . . . . . . . . . . . . . . . . .   29
        4.10 REHIRE AFTER MILITARY SERVICE . . . . . . . . . . . . .   29

   ARTICLE V. DISTRIBUTIONS AND WITHDRAWALS  . . . . . . . . . . . .   29
        5.1  DISTRIBUTIONS UPON TERMINATION OF EMPLOYMENT OR AT AGE
             70 1/2  . . . . . . . . . . . . . . . . . . . . . . . .   29
        5.2  DISTRIBUTION UPON DEATH . . . . . . . . . . . . . . . .   31
        5.3  IN-SERVICE WITHDRAWALS  . . . . . . . . . . . . . . . .   31
        5.4  TIME FOR DISTRIBUTION . . . . . . . . . . . . . . . . .   33
        5.5  WITHHOLDING ON DISTRIBUTIONS  . . . . . . . . . . . . .   34
        5.6  ELIGIBLE ROLLOVER DISTRIBUTIONS; DIRECT ROLLOVER  . . .   34
        5.7  NONALIENATION . . . . . . . . . . . . . . . . . . . . .   35
        5.8  INCOMPETENCY  . . . . . . . . . . . . . . . . . . . . .   35

   ARTICLE VI. INVESTMENTS AND ACCOUNTS  . . . . . . . . . . . . . .   35
        6.1  FUNDS AND ACCOUNTS  . . . . . . . . . . . . . . . . . .   35
        6.2  ADJUSTMENTS TO REFLECT NET WORTH OF THE TRUST FUND  . .   38
        6.3  VOTING AND TENDER OFFER DECISIONS . . . . . . . . . . .   38

                                     -i-







   ARTICLE VII. ADMINISTRATION AND TRUST . . . . . . . . . . . . . .   39
        7.1  APPOINTMENT, RESIGNATION, AND REPLACEMENT . . . . . . .   39
        7.2  NOTICE TO THE TRUSTEE . . . . . . . . . . . . . . . . .   39
        7.3  RESPONSIBILITIES AND RIGHTS . . . . . . . . . . . . . .   39
        7.4  RULES OF PROCEDURE  . . . . . . . . . . . . . . . . . .   41
        7.5  STATUS  . . . . . . . . . . . . . . . . . . . . . . . .   41
        7.6  APPOINTMENT OF ADVISORS . . . . . . . . . . . . . . . .   41
        7.7  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . .   41
        7.8  EXPENSES  . . . . . . . . . . . . . . . . . . . . . . .   41
        7.9  APPEALS FROM DENIAL OF CLAIMS . . . . . . . . . . . . .   41
        7.10 TRUST . . . . . . . . . . . . . . . . . . . . . . . . .   42
        7.11 LITIGATION  . . . . . . . . . . . . . . . . . . . . . .   42
        7.12 MULTIPLE EMPLOYER PLAN  . . . . . . . . . . . . . . . .   42

   ARTICLE VIII. CHANGES IN THE PLAN . . . . . . . . . . . . . . . .   43
        8.1  AMENDMENT OR TERMINATION OF THE PLAN  . . . . . . . . .   43
        8.2  MERGER, CONSOLIDATION, OR TRANSFER  . . . . . . . . . .   43
        8.3  NONREVERSION  . . . . . . . . . . . . . . . . . . . . .   43

   ARTICLE IX. TOP-HEAVY PROVISIONS  . . . . . . . . . . . . . . . .   44
        9.1  EFFECTIVE DATE  . . . . . . . . . . . . . . . . . . . .   44
        9.2  DETERMINATION OF TOP-HEAVY  . . . . . . . . . . . . . .   44
        9.3  CONTINGENT PROVISIONS . . . . . . . . . . . . . . . . .   44






























                                    -ii-







                            EMPLOYEE SAVINGS PLAN
                    (Restated Effective January 1, 1997)

                             ARTICLE I. PREAMBLE

        1.1 THE PLAN. Effective January 1, 1991, Arvin Industries, Inc., an Indiana corporation with principal offices located at Columbus, Indiana, adopted the Employee Savings Plan for the benefit of its eligible employees.

        Effective August 1, 1996, Arvin Industries, Inc. amended and restated the Plan in its entirety to reflect the change to daily valuation and other administrative changes.

        Effective January 1, 1997, the Plan is amended and restated to provide, in its entirety, as follows:

        1.2 PURPOSE. It is intended that this Plan, together with the Trust Agreement, meet all the requirements of the Employee Retirement Income Security Act of 1974 and section 401(k) of the Internal Revenue Code and the Plan shall be interpreted, wherever possible, to comply with the terms of the Act and section 401(k) and all formal regulations and rulings issued under such Act and section 401(k).

        1.3 APPLICABILITY OF THE PLAN. Except as otherwise provided in this Plan or as provided by statute or regulation, the provisions of this Plan are applicable to Employees who are credited with an Hour of Service on or after August 1, 1996. The rights and benefits, if any, of persons who terminated, retired, or died before that date shall be determined under prior statements of the Plan, except as provided elsewhere in this Plan or as provided by statute or regulation.

        1.4 RIGHTS AGAINST THE EMPLOYERS. Neither the establishment of the Plan, nor of the Trust, nor any modification thereof, nor any distributions shall be construed as giving to any Member or any person whomsoever any legal or equitable rights against the Administrative Committee, any Employer, or the officers, directors, or shareholders as such of any Employer, or as giving any Employee or Member the right to be retained in the employ of the Employers. All benefits payable under the Plan shall be paid or provided for solely from the Trust Fund, and the Employers shall have no liability or responsibility for benefit distributions other than to make contributions to the Trust Fund as herein provided.


                  ARTICLE II. DEFINITIONS AND CONSTRUCTION


        2.1 DEFINITIONS. Whenever used in the Plan, the following terms shall have the respective meanings set forth below unless otherwise expressly provided.

             (a) "ACCOUNT" means a Member's Matching Contributions Account, Tax-Deferred Deposits Account, Taxed Deposits







                  Account and Rollover Deposits Account, collectively or individually as the context indicates.

             (b) "ACTIVE PARTICIPANT" means an Employee who is making Regular or Optional Deposits under the Plan.

             (c) "ADMINISTRATIVE COMMITTEE" means the individuals serving under the Plan from time to time pursuant to appointment by the Chief Executive Officer of the Company in accordance with the provisions of the Plan, which Administrative Committee shall be responsible for the general administration of the Plan set forth in the provisions of the Plan on behalf of the Company and any Participating Subsidiaries.

             (d) "CODE" means the Internal Revenue Code of 1986, as now in effect or as amended from time to time.

             (e)  "COMPANY" means Arvin Industries, Inc.

             (f)  "COMPENSATION" means--

                  (1) amounts actually paid during the Plan Year which are the Participant's wages, salary, fees for personal services actually rendered in the course of reemployment with the Employer or a Subsidiary, including amounts described in Treasury regulation 1.415-2(d)(1) but excluding contributions to a plan of deferred compensation to the extent they are not includible in the Participant's gross income for the taxable year in which contributed, and other amounts which receive special tax benefits such as premiums for group-term life insurance (to the extent not includible in gross income), and

                  (2) if elected by the Employer, amounts contributed by the Employer pursuant to a pay reduction agreement pursuant to Code section 125 or 402(a)(8).

                  (3) For the period before January 1, 1994, no more than $200,000 of Compensation or Pay shall be taken into account under this Plan for each Plan Year (as adjusted by the Secretary of the Treasury under Code section 415(d)). In addition to other applicable limitations set forth in this Plan and notwithstanding any other provision of this Plan to the contrary, for Plan Years beginning on or after January 1, 1994, the Compensation of each Employee taken into account under this Plan in any Plan Year shall not exceed the OBRA 93 Annual Compensation Limit. The OBRA '93 Annual

                       Compensation Limit is one hundred and fifty thousand dollars ($150,000), as adjusted by the Commissioner for increases in the cost of living in accordance with Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a Plan Year applies to any period, not exceeding twelve (12) months, over which Compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than twelve (12) months, the OBRA '93 Annual Compensation Limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is twelve
                       (12).  For Plan Years beginning on or after
                       January 1, 1994, any reference in this Plan to the limitation under Section 401(a)(17) of the Code shall mean the OBRA '93 Annual Compensation Limit set forth in this provision.

                  (4) The Employer may elect an alternative method of determining Compensation pursuant to regulations issued by the Internal Revenue Service.

                  (5) For purposes of Section 4.7, Compensation shall include in any Plan Year beginning after December 31, 1997 amounts not included in income by reason of Code sections 125 and 401(k).

             (g) "ELIGIBLE EMPLOYEE" means a regular Employee employed by an Employer on an hourly basis, except that an Employee shall not be an Eligible Employee if he is (1) covered under a collective bargaining agreement where retirement benefits were the subject of good faith bargaining, unless the agreement provides for participation in this Plan, or (2) a Leased Employee.

             (h) "EMPLOYEE" means (1) a common-law employee of an Employer or an Affiliate or (2) a Leased Employee of an Employer or an Affiliate to the extent required by Code section 414(n).

             (i) "EMPLOYER" means Maremont Corporation and its wholly owned subsidiaries. It also means an Affiliate which is participating in the Plan pursuant to section 3.4.

             (j) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

             (k) "FIVE-PERCENT OWNER" means a "5-percent owner" within the meaning of Code section 416(i)(1)(B).

             (l) "FUND" means the Funds described in section 6.1, collectively or individually as the context indicates.

             (m) "FUND A" means that portion of the Trust Fund described in section 6.1(b) which is comprised of investment funds to which a Member may direct contributions.

             (n) "FUND B" means that portion of the Trust Fund which is not held under Fund A.

             (o) "HIGHLY COMPENSATED EMPLOYEE" means for each Plan Year beginning on or after January 1, 1997 and shall include any Employee described in Section 414(q) of the Code who:

                  (1) is a five percent (5%) or more owner (as then defined in Section 416(i)(1) of the Code) of an Employer or Subsidiary at any time during that Plan Year or the immediately preceding Plan Year; or

                  (2) received more than eighty thousand dollars ($80,000), as automatically adjusted pursuant to sections 414(q)(1) and 415(d) of the Code without the necessity of any amendment to the Plan, of Compensation from the Employers and Subsidiaries in the immediately preceding Plan Year and was in the Top Paid Group for that immediately preceding Plan Year.

                  For purposes of determining whether an Employee is a Highly Compensated Employee and notwithstanding anything else contained in this Section, the following rules shall apply:

                  (3) A former Employee shall be treated as a Highly Compensated Employee if he was a Highly Compensated Employee in the Plan Year during which his employment with the Employer and Subsidiaries terminated or in any Plan Year during which occurs or commencing after his fifty-fifth (55th) birthday.

                  (4) An Employee shall only be deemed to be a Highly Compensated Employee to the extent then required by the Code.

             (p) "HOURS OF SERVICE" means the hours for which an Employee shall receive credit for purposes of the Plan, as follows:

                  (1) For each hour for which he is directly or indirectly paid, or entitled to payment, by the Company or Subsidiary for the performance of duties during the applicable computation period, he shall be credited with one hour. These hours shall be credited to the Employee for the computation period or periods in which the duties were performed and shall include hours for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by the Company or Subsidiary, with no duplication of credit for hours.

                  (2) For each hour, in addition to the hours in paragraph (1) above, for which he is directly or indirectly paid, or entitled to payment, by the Company or Subsidiary, for reasons other than for the performance of duties during the applicable computation period, he shall be credited with one hour. These hours shall be counted in the computation period in which either payment is actually made or amounts payable to the Employee come due.

                  (3) For each week during which an Employee is absent from work because of occupational injury or disease incurred in the course of his employment by the Company or Subsidiary, provided he would otherwise have been scheduled to work, he shall be credited, at the rate of 40 hours for each such week; provided, however, that no such credit shall be given for hours for a number of weeks in excess of the number of weeks for which he actually receives Workmen's Compensation or Occupational Disease benefits plus the one-week statutory waiting period if it is incurred.

                  (4) For the period or periods of service in the Armed Forces of the United States for which the Company or Subsidiary, at the time the Employee is reemployed by the Company or Subsidiary, is required by law to give an employee credit for seniority and status purposes, he shall be credited at the rate of 170 hours for each 36 days of such military leave. If the Employee fails to return to the Company's or Subsidiary's employ under circumstances which entitle him as a matter of law to reemployment with full accumulated rights he shall not receive credit for Hours of Service for such military leave.

                  (5) For the period or periods of continuous absence from work because of layoff or leave of absence for which the Employee was not compensated by the Company or Subsidiary, he shall be credited at the rate of 40 hours for each such week, but the amount of each such absence prior to the Effective Date in excess of three months shall not be counted, and the amount of each such absence on and after the Effective Date in excess of two months shall not be counted.

                       There shall be no duplication of Hours of Service under paragraphs (1) through (5) above.

                       When no time records are available, the Employee shall be given credit for Hours of Service based upon the number of normally scheduled work hours for each week he is on the Company's or Subsidiary's payroll, as determined in accordance with reasonable standards and policies from time to time adopted by the Administrative Committee under the Act prescribed by the Secretary of Labor.

             (q) "LEASED EMPLOYEE" means a person who is not a common law employee of an Employer or a Subsidiary but who provides services to an Employer or a Subsidiary (recipient organization) and-

                  (1) such services are provided pursuant to an agreement (written or oral) between the recipient organization and any other person ("leasing organization"),

                  (2) such person has performed such services for the recipient organization on a substantially full-time basis for a period of at least one year, and

                  (3) such services are performed under the primary direction or control of the recipient organization by Employees.

                  A person shall not be deemed a Leased Employee if such person is covered by a plan maintained by a leasing organization if, with respect to such person, such plan is a money purchase plan with a nonintegrated employer contribution rate of at least 10 percent, and provides for immediate participation and for full and immediate vesting. The preceding sentence shall not be applicable if Leased Employees constitute more than 20 percent of the recipient organization's nonhighly compensated work force (as defined in Code section 414(n)(5)).

             (r) "MATCHING CONTRIBUTIONS ACCOUNT" means that portion of the Member's Account which evidences the value of the Matching Contributions which have been credited to a Member's Account under the Plan and including the net worth of the Trust Fund attributable thereto.

             (s) "MATCHING CONTRIBUTIONS" means the contributions described in section 4.3.

             (t) "MEMBER" means a person with an amount credited to his Account.

             (u) "NON-HIGHLY COMPENSATED EMPLOYEE" means an Employee who is not a Highly Compensated Employee.

             (v) "NORMAL RETIREMENT AGE" means an Employee's sixty-fifth birthday.

             (w) "OPTIONAL DEPOSITS" means the unmatched contributions described in section 4.2.

             (x) "PAY" means an Employee's regular base compensation from his Employer without regard to any Tax Deferred Deposits, including overtime pay, bonuses, Compensation reductions to a Code Section 125 plan and other special cash compensation. For the period before January 1, 1994, no more than $200,000 (as adjusted for increases in the cost of living pursuant to rules of the Internal Revenue Service) of Pay shall be taken into account.
                  In addition to other applicable limitations set forth in this Plan and notwithstanding any other provision of this Plan to the contrary, for Plan Years beginning on or after January 1, 1994, the Pay of each Employee taken into account under this Plan in any Plan Year shall not exceed the OBRA '93 Annual Compensation Limit. The OBRA '93 Annual Compensation Limit is one hundred and fifty thousand dollars ($150,000), as adjusted by the Commissioner for increases in the cost of living in accordance with Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a Plan Year applies to any period, not exceeding twelve
                  (12) months, over which Pay is determined (determina-tion period) beginning in such calendar year. If a determination period consists of fewer than twelve
                  (12) months, the OBRA '93 Annual Compensation Limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is twelve (12). For Plan Years beginning on or after January 1, 1994, any reference in this Plan to the limitation under
                  Section 401(a)(17) of the Code shall mean the OBRA '93 Annual Compensation Limit set forth in this provision.

             (y)  "PLAN" means the Employee Savings Plan.

             (z)  "PLAN YEAR" means the calendar year.

             (aa) "PRIOR YEAR'S NON-HIGHLY COMPENSATED EMPLOYEE" means, with respect to any Plan Year beginning on or after January 1, 1997, each individual who was in the immediately preceding Plan Year:

                  (1)  an Employee eligible to participate in this Plan;
                       and

                  (2) not a Highly Compensated Employee, as determined in accordance with the definition of "Highly Compensated Employee" in effect with respect to such immediately preceding Plan Year.

                  An individual may be a Prior Year's Non-Highly Compensated Employee even though he is not an Employee or Participant in the current Plan Year or even though he would be treated as a Highly Compensated Employee based on the individual's circumstances and the definition of "Highly Compensated Employee" in the current Plan Year.

             (bb) "REGULAR DEPOSITS" means the matched contributions
                  described in 4.1.

             (cc) "REQUIRED BEGINNING DATE" means the date described in section 5.1(b)(3).

             (dd) "ROLLOVER DEPOSITS" means the contributions made
                  pursuant to section 4.2(c).

             (ee) "ROLLOVER DEPOSITS ACCOUNT" means that portion of a
                  Member's Account which evidences the value of the Rollover Deposits made by a Participant including the net worth of the Trust Fund attributable thereto.

             (ff) "SUBSIDIARY" means

                  (1) a corporation which is a member of the same controlled group of corporations as an Employer as determined under Code sections 414(b) and section 1563(a), but determined without regard to section 1563(a)(4) and (e)(3)(C);

                  (2) a trade or business (whether or not incorporated) which is under common control with an Employer as determined under Code section 414(c); and

                  (3)  to the extent required by law-

                       (A) an organization which is a member of the same affiliated service group as an Employer as determined under Code section 414(m), and

                       (B)  an organization which is required to be
                            treated as a Subsidiary pursuant to Code
                            section 414(o).

             For the purposes of section 4.7 (relating to limitation on annual additions), paragraph (1) shall be applied by replacing the phrase "at least 80 percent" in Code section 1563(a)(1) with the phrase "more than 50 percent" each place it appears.

             Except as otherwise provided, provisions of the Plan shall be applied separately with respect to each group of Employers and Subsidiaries which are related within the meaning of paragraphs (1), (2), and (3).

             (gg) "TAX-DEFERRED DEPOSITS" means the Regular or Optional
                  Deposits that are made on a before-tax basis pursuant to section 4.1 or section 4.2.

             (hh) "TAX-DEFERRED DEPOSITS ACCOUNT" means that portion of the Member's Account which evidences the value of the Tax-Deferred Deposits made by the Employer for the Member under the Plan including the net worth of the Trust Fund attributable thereto. Tax-Deferred Deposits shall comply with Code section 401(k).

             (ii) "TAXED DEPOSITS" means the Regular or Optional Deposits that are made on an after-tax basis pursuant to section
                  4.1 or section 4.2.

             (jj) "TAXED DEPOSITS ACCOUNT" means that portion of the
                  Member's Account which evidences the value of a Participant's Taxed Deposits under the Plan including the net worth of the Trust Fund attributable thereto.

             (kk) "TERMINATION OF SERVICE" means the termination of an
                  Employee's employment, with all Employers and all Subsidiaries. A transfer of employment from one Employer to another Employer or Subsidiary, shall not constitute a Termination of Service for purposes of this Plan. A sale of a subsidiary or a trade or business of an Employer shall not constitute a Termination of Service except where expressly stated.

             (ll) "TOP PAID GROUP" means in a Plan Year the Employees who are in the top twenty percent (20%) of the Employees of the Employers and Subsidiaries in terms of Compensation for such Plan Year; PROVIDED, HOWEVER, that for purposes of determining the number of Employees to be included in the Top Paid Group, the following Employees shall be excluded to the extent permitted by section 414(q)(4) of the Code:

                  (1) Employees who have not completed six (6) months of service;

                  (2) Employees who normally work less than seventeen and one-half (17 1/2) hours per week or less than six (6) months during a Plan Year;

                  (3)  Employees who have not attained age twenty-one
                       (21);

                  (4) except as provided by regulations promulgated under the Code, Employees who are covered by a collectively bargained agreement; and

                  (5) Employees who are non-resident aliens and who receive no earned income (within the meaning of Section 911(d)(2) of the Code) from the Employers and Subsidiaries which constitutes income from sources in the United States (within the meaning of section 861(a)(3) of the Code).

                  (mm) "TRUST" means the agreement establishing a trust,
                       which forms part of the Plan, to receive, hold, invest, and dispose of the Trust Fund.

                  (nn) "TRUSTEE" means the corporate trustee selected by
                       the Company to hold and administer the Trust Fund, or any successor thereto or co-Trustee selected by the Administrative Committee.

                  (oo) "TRUST FUND" means the assets held under the Trust
                       Agreement by the Trustee.

                  (pp) "VALUATION DATE" means each business day.

        2.2 GENDER AND NUMBER. Except when otherwise indicated by the context, any masculine terminology shall also include the feminine, and the definition of any term in the singular shall also include the plural.

        2.3 APPLICABLE LAW. To the extent not preempted by the laws of the United States, the laws of the State of Indiana shall be the controlling law in all matters relating to the Plan.

        2.4 SEVERABILITY. If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in this Plan.

        2.5 HEADINGS. The headings of this Plan are inserted for convenience or reference only and are not to be considered in the construction or the interpretation of the Plan.

                 ARTICLE III. ELIGIBILITY AND PARTICIPATION

        3.1 PARTICIPATION. Each person who is an Eligible Employee or who becomes an Eligible Employee shall become an Active Participant on the first payday of the calendar quarter following the latest to occur of the following:

             (a)  the date he becomes an Eligible Employee,

             (b)  the date he is credited with one year of Eligibility
        Service,

             (c)  the Effective Date, and

             (d)  he is not a Leased Employee;

        provided, however, that to the extent provided by a collective bargaining agreement covering the employment of an Eligible Employee, such otherwise Eligible Employee may only become an Active Participant if such Eligible Employee elects to participate in the Choice Benefits Plan for Employees of Arvin Industries, Inc.

        3.2  ELIGIBILITY SERVICE.

             (a) DEFINITION. An Employee shall be credited with one year of Eligibility Service on each anniversary of the date he becomes an Eligible Employee, provided he is still an Eligible Employee on such anniversary date. Eligibility Service shall include an Employee's employment with KYB Industries, Inc. and WorldSource Coil Coating, Inc.

             (b) CANCELLATION OF ELIGIBILITY SERVICE. If an Employee who has incurred a one-year break in service returns to employment with an Employer or a Subsidiary, he shall be recredited with his prior Eligibility Service effective as of his reemployment date unless (1) at the time he terminated employment he did not have an Account in this Plan and (2) the number of his one-year breaks in service equals or exceeds the greater of five or the number of his years of credited Eligibility Service at his termination of employment.

        3.3  DURATION.  A Participant shall cease to be an Active
   Participant if he is no longer an Eligible Employee, fails to meet the other requirements described in Section 3.1 or if he ceases to make Taxed Deposits or Taxed Deferred Deposits.

        3.4 ADOPTION OF PLAN BY AFFILIATED COMPANIES. The Chief Executive Officer of the Company shall have the right to certify to the Trustee that a Subsidiary shall participate under the terms of this Plan as an Employer. An Employer is deemed to have designated the Company as its agent with respect to the Plan. An Employee of an Affiliate shall not be eligible to become an Active Participant pursuant to section 3.1 prior to the date the Affiliate becomes an Employer.

                          ARTICLE IV. CONTRIBUTIONS

        4.1  REGULAR DEPOSITS.

             (a) IN GENERAL. An Active Participant may elect to deposit under the Plan by payroll deduction 1 percent of his Pay on each pay day or any greater whole percentage not in excess of 6 percent ("Regular Deposits").

                  The Regular Deposits for the Active Participant shall be deducted from his Pay each pay day. Regular Deposits for each Active Participant shall be paid over to the Trustee for deposit in Fund A of the Trust Fund as soon as administratively practicable but not later than the end of the month following the month in which the deduction from the Active Participant's Pay was made. An Active Participant may elect to have his Regular Deposits credited as a Tax-Deferred Deposit or a Taxed Deposit. Crediting of Regular Deposits shall be made at such times as the Administrative Committee shall deem advisable or necessary; provided, however, as of each Valuation Date a Member's Employee Taxed and Tax-Deferred Deposits Accounts shall reflect all Regular Deposits theretofore deducted from his Pay.


             (b)  CHANGES IN DEDUCTIONS.

                  (1) An Active Participant may adjust or stop his Regular Deposits effective as of the first day of the payroll period that begins after the Participant has notified the Administrative

                       Committee in the manner and within the time prescribed by the Administrative Committee.

                  (2) An Active Participant shall have his Regular Deposits completely discontinued as of the date he ceases to be an Eligible Employee.

        4.2  OTHER EMPLOYEE DEPOSITS.

             (a)  OPTIONAL DEPOSITS.

                  (1) An Active Participant who is making Regular Deposits equal to 6 percent of his Pay may elect to deposit under the Plan each pay day by payroll deduction 1 percent of his Pay on each pay day or any greater whole percentage not in excess of 10 percent of his Pay. Optional Deposits for each Participant shall be paid over to the Trustee for deposit in Fund A of the Trust Fund as soon as administratively practicable but not later than the end of the month following the month in which the deduction from the Active Participant's pay was made. Subject to rules established by the Administrative Committee from time to time and applicable anti-discrimination tests, an Active Participant may elect to have his Optional Deposits contributed as a Tax-Deferred Deposit or a Taxed Deposit or a combination of the two. Optional Deposits shall be credited to an Active Participant's Accounts in the Plan at such times as the Administrative Committee shall deem advisable or necessary; provided, however, as of each Valuation Date, a Member's accounts shall reflect all Optional Deposits theretofore deducted from his Pay.

                  (2) An Active Participant may elect to make additional Optional Deposits under the Plan once each calendar year by a single Taxed Deposit to the Trustee, in accordance with uniform rules adopted therefor by the Administrative Committee, so that the aggregate Optional Deposits under this section
                       4.2 do not exceed 10 percent of his aggregate Pay after the date he became an Active Participant.

             (b)  CHANGE IN OPTIONAL CONTRIBUTIONS.

                  (1) An Active Participant may adjust or stop his Optional Deposits effective as of the first day of the payroll period that begins after the Participant has notified the Administrative Committee in the manner and within the time prescribed by the Administrative Committee.

                  (2) An Active Participant shall have his Optional Deposits completely discontinued as of the date he ceases to be an Eligible Employee.

             (c)  ROLLOVER DEPOSIT.  A Participant may make a Rollover
                  Deposit of--

                  (1) a distribution after December 31, 1992, which is an eligible rollover distribution within the meaning of Code section 402 or 403(a) or an amount distributed from an individual retirement plan described in Code section 408(d)(3)(A)(ii), or

                  (2) an amount directly transferred after December 31, 1992 from another qualified plan pursuant to the Participant's election under the provisions of Code section 401(a)(31).

                  A Rollover Deposit shall be credited to the Rollover Deposits Account. The Administrative Committee may adopt rules concerning such deposits as it deems advisable.

                  The Administrative Committee may adopt rules concerning such deposits as it deems advisable.

        4.3  MATCHING CONTRIBUTIONS.

             (a) CONTRIBUTION MATCH. Subject to the limitations of this Article, the Employer shall contribute an amount on behalf of each Active Participant:

                  (i) who is an Employee of the Employer or a Subsidiary on the last day of the calendar quarter,

                  (ii) who Terminates Service during the calendar quarter
                       after the attainment of the Retirement Age or on account of a Disability, or

                  (iii)who died during the calendar quarter

                  equal to one-quarter of the Regular Deposits made by, or on behalf of, the Participant.

                  Payment of the regular Matching Contribution for each calendar quarter shall be paid to the Trustee for deposit in Fund B of the Trust Fund at such time as may be convenient to the Employer, but in no event later than 30 days after the last day of that calendar quarter.

                  Matching Contributions shall be credited to the Participant's Matching Contribution Account as of the

                  Valuation Date that the Matching Contributions relate. The Matching Contribution Account shall be invested in the Arvin Stock Fund and shall reflect its allocable share of investment earnings, gains, and losses
                  (realized and unrealized).

             (b) FORM OF MATCHING CONTRIBUTIONS. Matching Contributions to the Trust under the Plan shall be made either in Common Shares, par value $2.50 per share, of the Company ("Shares"), or in cash, as the Company, in its sole discretion, shall determine. In the event that Matching Contributions shall comprise Shares, then for purposes of determining the amount to be contributed pursuant to this Article IV, the fair market value of the Shares shall be an amount equal to the average of the high and low prices as compiled by the Consolidated Tape Association of the New York Stock Exchange for the most recent trading day preceding the day on which the Matching Contribution is made.

        4.4  SECTION 402 LIMIT ON PAY REDUCTION CONTRIBUTIONS.

             (a) IN GENERAL. Notwithstanding section 4.1 or 4.2, an Employer may not make Tax Deferred Deposits for any calendar year on behalf of a Participant in excess of $9,500 (as adjusted by the Secretary of the Treasury to reflect increases in the cost of living). This limit shall be applied by aggregating all plans and arrangements maintained by the Employer and Subsidiaries that provide for elective deferrals as defined in Code section 402(g).

             (b) CORRECTION OF EXCESS. Amounts in excess of the limitation of subsection (a) (adjusted for gains and losses as provided by regulations) shall be paid to the Member not later than April 15 of the taxable year which follows the taxable year in which the excess amount arises. The amount to be distributed shall be reduced by any amounts previously distributed to the Member under section 4.7 (relating to limitation on annual additions) with respect to the Plan Year which begins with or within the taxable year in which the excess arose. Matching Contributions related to amounts which are repaid to a Member shall be forfeited and used as a Matching Employer Contribution in the Plan Year in which the repayment is made.

                  Tax-Deferred Deposits which are repaid under this section shall not be treated as Annual Additions for the purpose of section 4.7. Tax-Deferred Deposits which are repaid under this section shall be taken into account for the purpose of section 4.5 if they are repaid to a Highly Compensated Employee.

        4.5  SECTION 401(K) LIMIT ON TAX-DEFERRED DEPOSITS.

             (a) IN GENERAL. For Plan Years beginning on or after January 1, 1997 and unless the Administrative Committee properly elects at such time and in such manner as prescribed by the Secretary of the Treasury to apply the Current Year ADP Method (as defined in Subsection
                  (b) of this Section) instead, if after making the adjustments required by Section 4.4 the average of the Actual Deferral Percentages for the group of Highly Compensated Employees who are eligible to be Participants in a Plan Year would be more than the greater of:

                  (1) the average of the immediately preceding Plan Year's Actual Deferral Percentages of all Prior Year's Non-Highly Compensated Employees multiplied by one and one-fourth (1-1/4th), or

                  (2)  the lesser of:

                       (A)  two percent (2%) plus the immediately
                            preceding Plan Year's Actual Deferral
                            Percentage of all Prior Year's Non-Highly
                            Compensated Employees, or

                       (B) the immediately preceding Plan Year's Actual Deferral Percentage of all Prior Year's Non-Highly Compensated Employees multiplied by two (2),

                  the Tax-Deferred Deposits of the Highly Compensated Employees shall be reduced to the extent necessary so that the Actual Deferral Percentage for the group of Highly Compensated Employees is not more than the greater of Subsection (1) or (2) above.

                  Reduction of Tax-Deferred Deposits shall be accomplished first by determining the maximum deferral for the group of Highly Compensated Employees permitted by Subsection (1) or (2) above and then reducing the Tax-Deferred Deposits of the Highly Compensated Employees with the highest Actual Deferral Percentages to lower percentages in one-tenth percent (0.1%) increments until the limitations in this Section are not exceeded; PROVIDED, HOWEVER, that a lesser than one-tenth percent (0.1%) reduction shall be made if such lesser reduction causes the limitations in this Section not to be exceeded.

                  For Plan Years beginning on or after January 1, 1997, correction of excess Tax-Deferred Deposits shall be accomplished as follows. First, the Administrative

                  Committee shall calculate the total dollar amount of the Tax-Deferred Deposits of Highly Compensated Employees that would otherwise be reduced as the result of the reduction of the Tax-Deferred Deposit on the basis of percentages(the "Total Excess Contributions") without attributing any such dollar reduction to a particular Highly Compensated Employee. The Tax-Deferred Deposits of the Highly Compensated Employee with the highest dollar amount of Tax-Deferred Deposits shall then be reduced by the amount required to cause that Highly Compensated Employee's Tax-Deferred Deposits to equal the dollar amount of the Tax-Deferred Deposits of the Highly Compensated Employee with the next highest dollar amount of Tax-Deferred Deposits.
                  If the total amount of the reductions of Tax-Deferred Deposits in the preceding sentence is less than the Total Excess Contributions, the process in the preceding sentence shall be repeated. In no event shall the reductions required under the preceding two sentences exceed the Total Excess Contributions. The amount by which each Highly Compensated Employee's Tax-Deferred Deposit is reduced, plus any income allocated to such reduced Tax-Deferred Deposit and attributable to the Plan Year to which such reduction relates, shall be returned to that Participant no later than the end of the Plan Year immediately following the Plan Year for which the excess Tax-Deferred Deposits were made.

                  Except as otherwise provided below, the remainder of this Subsection (a) of this Section shall apply to Plan Years beginning both before and on or after January 1, 1997. The amount of excess Tax-Deferred Deposits to be refunded shall be reduced by any excess Tax-Deferred Deposits previously refunded with respect to that Plan Year. The refund of excess Tax-Deferred Deposits shall in all cases include the income allocable thereto. The income allocable to excess Tax-Deferred Deposits shall include only income for the Plan Year for which the excess Tax-Deferred Deposits were made.

                  Any Matching Contributions attributable to excess Tax-Deferred Deposits shall be treated as a mistaken contribution, shall be credited to and held in a suspense account and shall be applied to reduce the amount of Matching Contributions otherwise required of the Employer for the next following Plan Year(s) until exhausted. The income attributable to excess Matching Contributions shall include only income for the Plan Year for which the Matching Contributions were made.

                  Tax-Deferred Deposits shall be taken into account in determining an Employee's Actual Deferral Percentage for a Plan Year only if they relate to Compensation that either would have been received by the Employee in that Plan Year (but for his election to make Tax-Deferred Deposits) or are attributable to services performed by the Employee in that Plan Year and would have been received by the Employee within two and one-half (2 1/2) months after the close of that Plan Year (but for his election to make Tax-Deferred Deposits).

                  Tax-Deferred Deposits shall be taken into account in determining an Employee's Actual Deferral Percentage for a Plan Year only if they are allocated to the Employee as of a date within that Plan Year. For this purpose, Tax-Deferred Deposits shall be considered allocated as of a date within a Plan Year only if the allocation is not contingent on participation or performance of services after that date and the Tax-Deferred Deposits are actually paid to the Trust Fund no later than twelve (12) months after the Plan Year to which the Tax-Deferred Deposits relate.

                  To the extent permitted by the Code, the Committee shall have the authority to apply this Section by aggregating this Plan with any other tax-qualified retirement plan sponsored and maintained by the Employers and Subsidiaries.

                  For Plan Years beginning on or after January 1, 1997, to the extent this Plan satisfies the minimum coverage requirements of Section 410(b) of the Code separately with respect to those Employees who are less than twenty-one (21) years of age or who have less than one
                  (1) year of service, the Administrative Committee may elect to apply this Section 4.5 by excluding from consideration those Employees (other than Highly Compensated Employees) who have not yet reached age twenty-one (21) or who have less than one (1) year of service by July 1 of the Plan Year in question. Any election by the Administrative Committee under the preceding sentence shall be made in accordance with the Code and any applicable rulings promulgated by the Internal Revenue Service.

                  This section shall be applied separately with respect to those Tax-Deferred Deposits which are treated as a separate plan pursuant to the mandatory disaggregation rules of the Internal Revenue Service.

        (b)  DEFINITIONS.

             (1) ACTUAL DEFERRAL PERCENTAGE. The Actual Deferral Percentage for a specified group of Employees for a Plan Year shall be the average of the ratios

                  (calculated separately for each Employee in such group) of--

                  (A) the amount of the Tax-Deferred Deposits actually paid over to the Trust on behalf of each such Employee for such Plan Year, to

                  (B)  the Employee's Compensation for such Plan Year.

                  Such ratios and the Actual Deferral Percentage shall be calculated to the nearest one-hundredth of 1 percent of an Eligible Employee's Compensation.

             (2) CURRENT YEAR ADP METHOD. The term Current Year ADP Method shall mean, with respect to a Plan Year, the calculation of the Actual Deferral Percentage for all Employees who are eligible to be Participants in that Plan Year, other than Highly Compensated Employees, based on the Tax-Deferred Deposits of and the Compensation earned by each such Employee during the Plan Year to which such calculation relates.

             (3) PRIOR YEAR ADP METHOD. The term Prior year ADP Method shall mean, with respect to a Plan Year, the calculation of the Actual Deferral Percentage for all Prior Year's Non-Highly Compensated Employees, based on the Tax-Deferred Deposits of and the Compensation earned by each Prior Year's Non-Highly Compensated Employees during the immediately preceding Plan Year.

        (c) MISCELLANEOUS. To the extent allowed by Treasury regulations, the Company may elect to calculate the Actual Deferral Percentages by taking into account Matching
             Contributions.

             If this Plan is combined with another plan which contains a cash or deferred arrangement within the meaning of Code section 401(k) for the purposes of Code section 401(a)(4) or 410(b), the elective contributions under both plans shall be combined for the purposes of this subsection.

             If a Highly Compensated Employee is a participant in two or more plans maintained by an Employer and its Subsidiaries containing a cash or deferred arrangement within the meaning of Code section 401(k), for purposes of determining the deferral percentage with respect to such Employee, all such cash or deferred arrangements shall be treated as one cash or deferred arrangement.

        (d) REDUCTIONS DURING PLAN YEAR. If the Company determines prior to the end of a Plan Year that the limitation of subsection (a) might not be satisfied, the Company may reduce the future Tax-Deferred Deposits of the Highly

             Compensated Employees (and the amount of the Pay reductions) in order to comply with these Code requirements.

        (e) ADDITIONAL CONTRIBUTION. If the Company determines that the limitation of subsection (a) has been or may be exceeded and to the extent permitted by regulations of the Internal Revenue Service, the Employer may make an additional contribution on behalf of Non-Highly Compensated Employees to satisfy the limitation of subsection (a). Such contribution shall be fully and immediately nonforfeitable and may not be withdrawn pursuant to section 5.3 (relating to in-service withdrawals).

   4.6  SECTION 401(M) LIMIT ON TAXED DEPOSITS AND MATCHING EMPLOYER
        CONTRIBUTIONS.

        (a) IN GENERAL. For Plan Years beginning on or after January 1, 1997 and unless the Administrative Committee properly elects at such time and in such manner as prescribed by the Secretary of the Treasury to apply the Current Year ACP Method (as defined in Subsection (b) of this Section) instead, if after making the adjustments required by Section
             4.5 the Actual Contribution Percentages for the group of Highly Compensated Employees in a Plan Year would be more than the greater of:

             (1) the product of 1.25 and the preceding Plan Year's Actual Contribution Percentage for the Prior Year's Non-Highly Compensated Employees who are Eligible Employees, or

             (2)  the lesser of-

                  (A) the product of two and the preceding Plan Year's Actual Contribution Percentage for the Prior Year's Non-Highly Compensated Employees who are Eligible Employees, or

                  (B) the preceding Plan Year's Actual Contribution Percentage for the Prior Year's Non-Highly
                       Compensated Employees who are Eligible Employees plus two percentage points,

                  the Matching Contributions of the Highly Compensated Employees shall be reduced to the extent necessary so that the Actual Contribution Percentage for the group of Highly Compensated Employees is not more than the greater of Subsection (1) or (2) above. If this Plan is combined with another plan for the purposes of Code section 410(b), both plans shall be combined for the purposes of this subsection.

                  This section shall be applied separately with respect to Taxed Deposits and Matching Contributions which are treated as a separate plan pursuant to the mandatory disaggregation rules of the Internal Revenue Service.

        Reduction of excess Matching Contributions shall be accomplished first by determining the maximum average percentage for the group of Highly Compensated Employees permitted by Subsection (1) or
        (2) above and then reducing the Matching Contributions of the Highly Compensated Employees with the highest Actual Contribution Percentage so that their Actual Contribution Percentage is reduced by one-tenth of one percent (0.1%). If after making the above reduction the limitations are still exceeded, the Actual Contribution Percentages of the Highly Compensated Employees shall be further reduced in one-tenth of one percent (0.1%) increments until the limitations are not exceeded. If a lesser than one-tenth percent (0.1%) reduction would cause the limitations of this Section not to be exceeded, such lesser reduction shall be made.

        For Plan Years beginning on or after January 1, 1997, the amount of excess Matching Contributions to be corrected with respect to a Highly Compensated Employee shall be determined as follows. First, the Administrative Committee shall calculate the total dollar amount of the Matching Contributions of Highly Compensated Employees that would otherwise be reduced as the result of the reduction of Actual Contribution Percentages in accordance with this Section (the "Total Excess Aggregate Contributions") without attributing any such dollar reduction to a particular Highly Compensated Employee. The Matching Contributions of the Highly Compensated Employee with the highest dollar amount of Matching Contributions shall then be reduced by the amount required to cause that Highly Compensated Employee's Matching Contributions to equal the dollar amount of the Matching Contributions of the Highly Compensated Employee with the next highest dollar amount of Matching Contributions. If the total amount of the reductions of Matching Contributions in the preceding sentence is less than the Total Excess Aggregate Contributions, the process in the preceding sentence shall be repeated. In no event shall the reductions required under the preceding two sentences exceed the Total Excess Aggregate Contributions.

        For Plan Years beginning both before and on or after January 1, 1997, any Matching Contributions which may not be allocated to the Matching Contribution Account of a Participant because of limitations imposed by this Section plus any earnings (or, if applicable, less any losses) allocated to such amounts shall be credited to and held in a suspense account and shall be applied to reduce the amount of Matching Contributions otherwise required of the Company for the next following Plan Year(s) until exhausted. The income attributable to excess Matching Contributions shall include only income for the Plan Year for which the Matching Contributions were made.

        After application of Section 4.5 and Subsection (a) of this Section, if the average of the Actual Contribution Percentages for the group of Highly Compensated Employees who are eligible to participate in the Plan exceeds the limits prescribed by Subsection (1) above and the Actual Deferral Percentage for the group of Highly Compensated Employees who are eligible to participate in the Plan exceeds the limits prescribed by Section 4.5(a)(1) then the following "Multiple Use Test" shall apply under which the sum of:

        (3) the average of the Actual Contribution Percentages in such Plan Year for the group of Highly Compensated Employees who are eligible to participate in the Plan, and

        (4) the Actual Deferral Percentage in such Plan Year for the group of Highly Compensated Employees who are eligible to participate in the Plan;

        shall not exceed the greater of:

        (5)  the sum of

             (A) one hundred and twenty-five percent (125%) of the greater of

                  (i) the average of the Actual Contribution Percentages for such Plan Year determined under the Current Year ACP Method or for the immediately preceding Plan Year determined under the Prior Year ACP Method, whichever is being used for such Plan Year, or

                  (ii) the Actual Deferral Percentage for such Plan Year
                       determined under the Current Year ADP Method or for the immediately preceding Plan Year determined under the Prior Year ADP Method, whichever is being used for such Plan Year,

                  plus

             (B)  the sum of two percent (2%) and the lesser of:

                  (i) the average of the Actual Contribution Percentages for such Plan Year determined under the Current Year ACP Method or for the immediately preceding Plan Year determined under the Prior Year ACP Method, whichever is being used for such Plan Year, or

                  (ii) the Actual Deferral Percentage for such Plan Year
                       determined under the Current Year ADP Method or for the immediately preceding Plan Year determined under the Prior Year ADP Method, whichever is being used for such Plan Year,

                  PROVIDED, HOWEVER, that the amount determined under this Subsection (5),(B) may not exceed two hundred percent (200%) of the lesser of (i) or (ii) of this Subsection (5),(B);

             or

        (6)  the sum of:

             (A) one hundred and twenty-five percent (125%) of the lesser of

                  (i) the average of the Actual Contribution Percentages for such Plan Year determined under the Current Year ACP Method or for the immediately preceding Plan Year determined under the Prior Year ACP Method, whichever is being used for such Plan Year, or

                  (ii) the Actual Deferral Percentage for such Plan Year
                       determined under the Current Year ADP Method or for the immediately preceding Plan Year determined under the Prior Year ADP Method, whichever is being used for such Plan Year,

                  plus

             (B)  the sum of two percent (2%) and the greater of:

                  (i) the average of the Actual Contribution Percentages for such Plan Year determined under the Current Year ACP Method or for the immediately preceding Plan Year determined under the Prior Year ACP Method, whichever is being used for such Plan Year, or

                  (ii) the Actual Deferral Percentage for such Plan Year
                       determined under the Current Year ADP Method or for the immediately preceding Plan Year determined under the Prior Year ADP Method, whichever is being used for such Plan Year,

                       PROVIDED, HOWEVER, that the amount determined under this Subsection (6),(B) may not exceed two hundred percent (200%) of the greater of(i) or
                       (ii) of this Subsection (6),(B).

        For Plan Years beginning on or after January 1, 1997, if there has been a corrective distribution of excess Tax-Deferred Deposits for a Plan Year, then, in applying the Multiple Use Test for that Plan Year, the average Actual Deferral Percentage for the Highly Compensated Employees shall equal the maximum amount permitted under Section 4.5. For Plan Years beginning on or after January 1, 1997, if there has been a corrective distribution of excess Matching Contributions for a Plan Year, then, in applying the Multiple Use Test for that Plan Year, the average Actual Contribution Percentage for the Highly Compensated Employees shall equal the maximum amount permitted under Section 4.6(a) and
        (b).

        If the limits prescribed by the Multiple Use Test are exceeded, the Administrative Committee, in its sole discretion, may elect either to reduce the Matching Contributions or the Tax-Deferred Deposits of the Highly Compensated Employees, or a combination thereof, to the extent necessary so that the limits are not exceeded in the same manner as such Matching Contributions or Tax-Deferred Deposits are reduced under Section 4.5 or Subsections (a) and (b) of this Section.

        In calculating the Actual Contribution Percentage for a Plan Year, Matching Contributions shall be taken into account only if they are:

        (7) allocated to the Employee's Account during that Plan Year, and

        (8) paid into the Trust by the end of the twelfth (12th) month following the close of that Plan Year.

        For Plan Years beginning on or after January 1, 1997, to the extent this Plan satisfies the minimum coverage requirements of
        Section 410(b) of the Code separately with respect to those Employees who are less than twenty-one (21) years of age or who have less than one (1) year of service, the Administrative Committee may elect to apply this Section 4.6 by excluding from consideration those Employees (other than Highly Compensated Emplo yees) who have not yet reached age twenty-one (21) or who have less than one (1) year of service by July 1 of the Plan Year in question. Any election by the Administrative Committee under the preceding sentence shall be made in accordance with the Code and any applicable rulings promulgated by the Internal Revenue Service.

        (b)  DEFINITIONS.

             (1)  ACTUAL CONTRIBUTION PERCENTAGE.  The Actual
                  Contribution Percentage for a specified group of Employees for a Plan Year shall be the average of the ratios (calculated separately for each Employee in such group) of--

                  (A) the Matching Employer Contributions and the Taxed Deposits paid on behalf of each such Employee for such Plan Year, to

                  (B)  the Employee's Compensation for such Plan Year.

             (2) CURRENT YEAR ACP METHOD. The term Current Year ACP Method shall mean, with respect to a Plan Year, the calculation of the average of the Matching Contribution Percentages for all Employees who are eligible to be Participants in that Plan Year, other than Highly Compensated Employees, based on the Matching Contributions made on behalf of and the Compensation earned by each such Employee during the Plan Year to which such calculation relates.

             (3) PRIOR YEAR ACP METHOD. The term Prior Year ACP Method shall mean, with respect to a Plan Year, the calculation of the average of the Matching Contribution Percentages of the Prior Year's Non-Highly Compensated Employees, based on the Matching Contributions made on behalf of and the Compensation earned by each Prior Year's Non-Highly Compensated Employee during the immediately preceding Plan Year.

        (c) MISCELLANEOUS. To the extent permitted by Treasury regulations, the Company may elect to take into account Tax-Deferred Deposits in calculating the Actual Contribution Percentage.

             If a Highly Compensated Employee is a participant in two or more plans containing a cash or deferred arrangement within the meaning of Code section 401(k), for purposes of determining the deferral percentage with respect to such Employee, all cash or deferred arrangements shall be treated as one cash or deferred arrangement.

        (d) REDUCTION OF CONTRIBUTIONS DURING PLAN YEAR. Subject to Treasury regulations, if the Company determines prior to the end of a Plan Year that the limitation of subsection (a) might not be satisfied, the Company may reduce the Matching Contributions and Taxed Deposits ("Excess Aggregate Contributions") of the Highly Compensated Employees in accordance with rules similar to those described in section 4.5(d).

        (e) ALTERNATIVE METHODS OF CORRECTION. If the limitation of subsection (a) has been or may be exceeded, the Company may elect to recompute the Actual Contribution Percentage by taking into account Tax-Deferred Deposits to the extent permitted by regulations. If the Company determines that the limitation of subsection (a) has been or may be exceeded, to the extent permitted by regulations of the

             Internal Revenue Service, the Employer may make an additional contribution on behalf of Non-Highly Compensated Employees to satisfy the limitation of subsection (a). Such contribution shall be credited to the Tax-Deferred Deposits Account.

        4.7  LIMITATIONS ON ANNUAL ACCOUNT ADDITIONS.

        (a) ANNUAL ACCOUNT ADDITION. "Annual Account Addition" means, for any Active Participant for any Limitation Year, the sum of--

             (1) the Employer's contribution made for him under any defined contribution plan,

             (2) the Employee's contributions (before-tax and after-tax) under any defined contribution plan, and

             (3) forfeitures allocated to him under any defined contribution plan for the Limitation Year.

             "Any defined contribution plan" means all defined contribution benefit plans of the Employer considered as one plan. "Limitation Year" means the calendar year. For purposes of this section 4.7, "Compensation" means wages, salaries, elective deferrals under Code section 401(k) for Plan Years beginning after December 31, 1997 and other amounts received for personal services actually rendered in the course of employment with the Employer including but not limited to commissions paid salesmen, compensation based on percentage of profits, tips and bonuses, but excluding elective deferrals under Code section 401(k) for Plan Years beginning before January 1, 1998.

        (b) LIMITATION. Notwithstanding the foregoing provisions of this Article IV, for any Limitation Year the Annual Account Addition of an Active Participant shall not exceed the lesser of-

             (1) $30,000 (adjusted for cost-of-living increases pursuant to Treasury regulations effective January 1 of a calendar year and applicable to the' Limitation Years ending within the calendar year), and

             (2) 25 percent of the Active Participant's Compensation for such Limitation Year.

        (c) ADDITIONAL LIMITATION. If in any Limitation Year before January 1, 2000 an Active Participant is a participant in both a defined contribution plan and a defined benefit plan of the Employer or a nonparticipating Subsidiary, the sum of his defined contribution plan fraction and his defined benefit plan fraction for the Limitation Year shall not exceed 1.0.

             (1) For this purpose: "Defined Contribution Plan Fraction" for the Limitation Year is a fraction, the numerator of which is the sum of the Annual Account Additions (defined in subsection (a)) to the Active Participant's account as of the close of the Limitation Year and the denominator of which is the sum of the lesser of the following amounts determined for such year and for each prior year of service with the Employer or Subsidiary:

                  (A) the product of 1.25, multiplied by the dollar limitation in effect under subsection (b)(1) of this section 4.7 for such year (determined without regard to Code section 415(c)(6)), or

                  (B) the product of 1.4, multiplied by the amount which may be taken into account under subsection (b)(2) with respect to such Participant for such Limitation Year.

        (2) "Defined Benefit Plan Fraction": for any Limitation Year is a fraction--

             (A) the numerator of which is the projected annual benefit of the Active Participant under the defined benefit plan of the employer or nonparticipating Subsidiary determined as of the close of the Limitation Year, and

             (B) the denominator of which is the lesser of the product of 1.25, multiplied by the dollar limitation in effect under Code section 415(b)(1)(A) for such year, or, the product of 1.4, multiplied by the amount which may be taken into account under Code section 415(b)(1)(B) with respect to such Participant under such plan for such Limitation Year. If a Participant's accrued benefit as of October 31, 1987, under the defined benefit plan exceeds the above limit, then the limitation shall equal such accrued benefit as of October 31, 1987.

        For purposes of calculating the foregoing fractions, all defined benefit plans of the Employer are to be treated as one defined benefit plan and all defined contribution plans of the Employer are to be treated as one defined contribution plan.

        At the election of the Administrative Committee, in determining the denominator of the defined contribution plan fraction with respect to any Limitation Year ending after December 31, 1982, the amount taken into account with respect to each participation for all years ending before January 1, 1983, shall be an amount equal to the product of--

        (i) the amount determined under Code section 415(e)(3)(B) (as in effect for the Limitation Year ending in 1982) for the year ending in 1982, multiplied by

        (ii) the transition fraction. The term "transition fraction" means a fraction-

             (I) the numerator of which is the lesser of $51,875 or 1.4, multiplied by 25 percent of the compensation of the Participant for the Limitation Year ending in 1981, and

             (II) the denominator of which is the lesser of $41,500 or 25 percent of the compensation of the Participant for the Limitation Year ending in 1981.

        (d) REDUCTION IN ANNUAL ACCOUNT ADDITIONS. If in any Limitation Year a Participant's Annual Account Additions exceed the applicable limitation determined under subsection (b) above as a result of the allocation of forfeitures, a reasonable error in estimating a Participant's annual compensation, a reasonable error in determining the amount of Tax Deferred Deposits that may be made under this section, or as allowed by the Commissioner of the Internal Revenue Service, such excess (the "Annual Account Excess") shall not be allocated to his accounts in any defined contribution plan, but any reduction necessary shall be made as follows:

             (1) His Optional Taxed Deposits up to the amount of the Annual Account Excess plus gains thereon shall be returned to him.

             (2) If there is any remaining Annual Account Excess after the application of paragraph (1) above, his share of Matching Employer Contributions shall be reduced up to the remaining amount of the Annual Account Excess.

             (3) If there is any remaining Annual Account Excess after the application of paragraphs (1) and (2) above, his Tax-Deferred Deposits shall be returned to him up to the remaining amount of the Annual Account Excess plus gains thereon.

             The above reductions shall be applied to this Plan first and next to any other plan constituting a defined contribution plan of the Employer.

             Any reduction in such Participant's allocation under paragraph (2) above shall be deemed to be a forfeiture under the Plan for the Plan Year in which it occurs and shall be reallocated with gains thereon as determined by the Administrative Committee for forfeitures for that Plan Year.

        (e) If in any Limitation Year a Participant's Annual Account Additions exceed the limitation determined under subsection
             (c) above, benefits from an Employee's defined benefit plan shall first be reduced prior to reduction of a benefit plan under this or any other defined contribution plan of the Employer. Such reduction shall be equal to the amount of the Annual Account Excess.

        4.8 FULL VESTING. A Participant shall be 100 percent vested in the entire amount of all his Accounts.

        4.9 EFFECT OF MISTAKE. In the event of a mistake or misstatement as to the age or eligibility or Pay or Hours of Service or participation of a Member, or the allocations made to the account of any Member, or the amount of distributions made or to be made to a Member or other person, the Administrative Committee shall, to the extent it deems possible, cause to be allocated from future Matching Contributions, or cause to be withheld or accelerated, or otherwise make adjustment of, such amounts as will in its judgment accord to such Member or other person, the credits to the account or distributions to which he is properly entitled under the Plan.

        4.10 REHIRE AFTER MILITARY SERVICE. The provisions relating to qualified retirement plans which are set forth in the Uniformed Services Employment and Reemployment Rights Act of 1994 ("USERRA") are hereby incorporated into, and made a part of, this Plan by reference. The Administrative Committee shall apply the provisions of the USERRA with respect to any Participant who is reemployed after completing covered military service in a manner consistent with the USERRA and all other applicable law and regulations.

                  ARTICLE V. DISTRIBUTIONS AND WITHDRAWALS

        5.1  DISTRIBUTIONS UPON TERMINATION OF EMPLOYMENT OR AT AGE 70
             1/2.

        (a) IN GENERAL. Except as otherwise provided in this section, a Participant who terminates employment with all Employers and the Subsidiaries prior to his death shall receive the value credited to his Account in a lump sum amount as provided in subsection (d).

             For the purposes of this Plan, a transfer of the employment relationship on account of a sale or other disposition of an Employer or a Subsidiary shall be considered to be a termination of employment if the affected Participant ceases to be employed by an Employer or an entity which is in the same controlled group of corporations or trades and businesses under Code Section 414(b) or (c), except where expressly stated in this Plan.

        (b)  COMMENCEMENT OF BENEFIT PAYMENTS.

             (1) IN GENERAL. Except as provided in paragraph (2), if a Participant terminates employment before attaining his Required Beginning Date, his lump sum payment shall be made as of his Required Beginning Date, unless an earlier date is elected pursuant to paragraph (3).

             (2) SMALL AMOUNTS. If the value of a Participant's Account is $3,500 (or, effective January 1, 1998, $5,000) or less, it shall be paid as soon as administratively practicable following his termination of employment whether or not he consents to the distribution.

             (3) CONSENT TO DISTRIBUTION BEFORE AGE 70 1/2. If the value of a Participant's Account exceeds $3,500 (or, effective January 1, 1998, $5,000), no distribution shall be made to the Participant before he attains his Required Beginning Date unless he consents in writing to the distribution. If a Participant does not consent to a distribution, it shall be deemed to be an irrevocable election to receive a cash lump sum distribution as of his Required Beginning Date with the value of the distribution determined as of the Valuation Date for the preceding calendar quarter.

        (c) REQUIRED BEGINNING DATE. Notwithstanding the foregoing, a Participant shall commence benefit payments not later than his Required Beginning Date. The Required Beginning Date shall mean the April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2 or, effective on and after January 1, 1999 for Participants who are not a Five-Percent Owner and who reach age 70 1/2 on or after January 1, 1999, the Required Beginning Date shall be no earlier than the April 1 of the calendar year following the calendar year during which the Member has a Termination of Service.

        (d) METHOD OF PAYMENT. Amounts payable under this section shall be paid in a lump sum amount equal to the value credited to the Participant's Account as of the most recent Valuation Date preceding the distribution date for which the amount of the distribution could be determined. The value credited to the Arvin Stock Fund shall be distributed in (A) cash or (B) by the distribution of the number of whole shares of Company stock and uninvested cash allocated to the Account as of the Valuation Date, as the Participant may elect, but not a combination of (A) and (B). Cash shall be distributed in lieu of fractional shares of stock.

        5.2  DISTRIBUTION UPON DEATH.

             (a) If a Participant dies before distribution from his Account has occurred, his Beneficiary shall receive a lump sum distribution of the entire value credited to his Account as of the most recent Valuation Date preceding the distribution date for which the amount of the distribution could be determined. The value credited to the Arvin Stock Fund may be distributed in
                  (1) cash, or (2) whole shares of Company stock and uninvested cash, as the Beneficiary elects, but not a combination of (1) and (2). The date of payment shall be subject to section 5.4 below.

             (b) BENEFICIARY DESIGNATION. A Member's spouse shall be his designated Beneficiary unless otherwise elected as set forth below. Each Member may designate, upon such forms as shall be provided for that purpose by the Administrative Committee, a Beneficiary (or Beneficiaries) to receive his interest in the Plan in the event of his death, but the designation of a Beneficiary other than a Member's spouse shall not be effective for any purpose unless and until it has been filed by the Member with the Committee and has been signed by the Member's spouse with an acknowledgment of the effect of such consent and witnessed by a Plan representative or notary public. A Member may, from time to time, on a form provided by and filed with the Administrative Committee, change the Beneficiary in the manner stated.

                  In the event that a Member shall not designate a Beneficiary in the manner heretofore stated, or if for any reason such designation shall be legally ineffective, or if such Beneficiary predeceases the Member or dies simultaneously with him, then, for the purposes of the Plan, distribution shall be made by the Trustee as directed by the Administrative Committee to such Beneficiary or Beneficiaries from among the natural objects of the Member's bounty, his dependents or his estate as the Administrative Committee in its sole discretion shall select.

        5.3  IN-SERVICE WITHDRAWALS.

             (a) IN GENERAL. Prior to Termination of Service from all Employers and Subsidiaries, no distribution shall be made from the Matching Contributions Account. Prior to Termination of Service from all Employers and Subsidiaries, no distribution shall be made from any other Account except as provided in this section. The total number of all withdrawals that may be made pursuant to this section in a Plan Year shall not exceed two. A withdrawal from an Account which is invested in two or more Funds shall be considered to have been drawn from each Fund in proportion to the amount under such Account that is invested in each such Fund.

                  No Matching Contribution shall be made on behalf of a Participant for the calendar quarter in which he makes a withdrawal pursuant to this section.

                  For the purposes of this section, the Administrative Committee may establish subaccounts within any such Account as it deems advisable for accounting, tax, or other purposes.

        (b) NONHARDSHIP DISTRIBUTIONS. Amounts may be withdrawn from first, the Taxed Deposits Account and second, the Rollover Deposits Account at any time subject to the rules of the Administrative Committee.

        (c)  HARDSHIP WITHDRAWALS.

             (1) IN GENERAL. Prior to a Termination of Service with all Employers and Subsidiaries, a Member may make a withdrawal from his Tax-Deferred Deposits Account if the distribution is on account of a financial need constituting a hardship (as described in paragraph (2)) and the distribution is necessary to satisfy the need (as determined under paragraph (3)). The withdrawal may be made from the following Accounts and shall be made in the order specified: the Taxed Deposits Account, the Rollover Deposits Account, and the Tax-Deferred Deposits Account.

                  In no event shall a hardship distribution from the Tax-Deferred Deposits Account exceed the total Tax-Deferred Deposits made on behalf of the Member (reduced by prior distributions) or, if less, the value of the Tax-Deferred Deposits Account.


             (2) FINANCIAL HARDSHIP. A financial hardship shall be deemed to exist as a result of the following financial obligations:

                  (A) medical expenses described in Code section 213(d) incurred by the Member, the Participant's spouse, or any dependents of the Participant (as defined in Code section 152),

                  (B) the purchase (excluding mortgage payments) of a principal residence for the Member,

                  (C) payment of tuition and related fees for the next 12 months of post-secondary education for the Member, his spouse, children, or dependents, or

                  (D) the need to prevent the eviction of the Member from his principal residence or foreclosure on the mortgage of the Member's principal residence.

             (3) NECESSITY FOR DISTRIBUTION. A distribution shall be deemed necessary to satisfy a financial need described in paragraph (2) if the Member represents to the Company that the need cannot be relieved--

                  (A) through reimbursement or compensation by insurance or otherwise,

                  (B) by reasonable liquidation of the Member's assets to the extent that such liquidation would not itself cause an immediate and heavy financial need,

                  (C) by cessation of voluntary contributions under the Plan, or

                  (D) by other distributions or nontaxable loans from plans or by borrowing from commercial sources on reasonable commercial terms.

             A Member's resources shall be deemed to include those assets of his spouse and minor children that are reasonably available to the Member.

        (d) AGE 59 1/2 WITHDRAWAL. Upon attainment of age 59 1/2, a Participant may withdraw amounts from first, the Taxed Deposits Account, second, the Rollover Deposits Account, and third, the Tax-Deferred Deposits Account at any time subject to the rules of the Administrative Committee.

        5.4 TIME FOR DISTRIBUTION. Notwithstanding any other provisions of this Plan, unless a Member who is entitled to receive any benefit hereunder otherwise elects, payment of this benefit will begin not later than the sixtieth day after the close of the Plan Year in which falls the last to occur of the following dates:

        (a)  the date on which the Member attains age 65;

        (b) the tenth anniversary of the year in which the Member first became a Member of the Plan; or

        (c) the date on which the Member ceased to be employed by the Employer and its Subsidiaries.

        5.5 WITHHOLDING ON DISTRIBUTIONS. There shall be withheld from each distribution under this Plan such amount (if any) as is required to be withheld pursuant to the provisions of the Code and regulations issued thereunder. The Administrative Committee shall establish the procedures and forms necessary to carry out the provisions of this section 5.5.

        5.6 ELIGIBLE ROLLOVER DISTRIBUTIONS; DIRECT ROLLOVER. This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section, a distributee may elect, at the time and in the manner prescribed by the Administrative Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover. For purposes of this Section, the following terms shall have the meanings set forth below:

        (a) ELIGIBLE ROLLOVER DISTRIBUTION: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period often (10) years or more; (2) any distribution to the extent such distribution is required under section 401(a)(9) of the Code; (3) effective on and after January 1, 1999, a withdrawal made in accordance with
             Section 5.3(c) to a Member who has not reached age 59 1/2; and (4) the portion of any distribution that is not includible in gross income.

        (b) ELIGIBLE RETIREMENT PLAN: An eligible retirement plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in
             Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

        (c) DISTRIBUTEE: A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is an alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

        (d) DIRECT ROLLOVER: A direct rollover is a payment by the plan to the eligible retirement plan specified by the distributee.

        (e) WITHHOLDING. In the case of an eligible rollover distribution which is not directly transferred to an eligible retirement plan pursuant to subsection (a), the Plan shall reduce the amount of the distribution by the amount of the tax required to be withheld by law and regulations.

        5.7 NONALIENATION. No interest herein or benefit payable hereunder shall be subject in any way to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance of any kind, except for qualified domestic relations orders in accordance with the Retirement Equity Act of 1984.

        5.8 INCOMPETENCY. Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent until the date on which the Administrative Committee receives a written notice, in a form and manner acceptable to the Administrative Committee that such person is incompetent and that a guardian, conservator, or other person legally vested with the care of his estate has been appointed for him; provided, however, that if the Administrative Committee shall find that any person to whom a benefit is payable under the Plan is unable to care for his affairs because of incompetency, any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, a brother or sister, or said person, or to any person or institution deemed by the Administrative Committee to have incurred expenses for such person otherwise entitled to payment. In the event a guardian or conservator of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian or conservator provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Administrative Committee. Any payment made in accordance with this section 5.8 shall be a complete discharge of any liability therefore under the Plan.

                    ARTICLE VI. INVESTMENTS AND ACCOUNTS

        6.1  FUNDS AND ACCOUNTS.

             (a)  ACCOUNTS.

             (1) IN GENERAL. The Accounts and records of the Plan shall be maintained by the Administrative Committee and shall accurately disclose the status of the Accounts of each Member or his Beneficiary in the Plan. Each Member will be advised from time to time, at least once each Plan Year, as to the status of his Accounts.

             (2) TYPES OF ACCOUNTS. The following Accounts shall be established with respect to each Participant:

                  (A) the Taxed Deposits Account which shall be credited with a Participant's Taxed Deposits under sections
                       4.1 (relating to Regular Deposits) and 4.2
                       (relating to Optional Deposits);

                  (B) the Taxed-Deferred Deposits Account which shall be credited with Tax-Deferred Deposits under sections
                       4.1 and 4.2;

                  (C) the Matching Contributions Account which shall be credited with Matching Contributions under section 4.3; and

                  (D) the Rollover Deposits Account which shall be credited with Rollover Deposits pursuant to section 4.2(c).

                  The Administrative Committee may establish such additional Accounts or subaccounts as it may consider necessary or advisable.

                  Each Account shall be adjusted pursuant to section 6.2 (relating to adjustment to reflect net worth of the Trust Fund).

        (b) FUNDS. The Trust Fund shall be divided into two parts, designated "Fund A" and "Fund B." Fund A shall consist of three separate investment Funds consisting of the Equity Index Fund, Balanced Fund, and the Fixed Interest Fund, and such other funds as the Administrative Committee may decide to offer in addition to or in lieu of the foregoing. Fund B shall be invested as set forth in the Trust. Each Member's undivided proportionate interest in each Fund shall be measured by the proportion that his Account or Accounts in such Funds bears to the total Accounts of all Members in that Fund as of the date that such interest is being determined.

        (c) INVESTMENT OF CONTRIBUTIONS AND ACCOUNTS. Except as provided in subsection (d)(2), all amounts credited to the Matching Contributions Account shall be invested in Fund B.

             Except as provided above, a Participant may elect to invest contributions, other than Matching Contributions, in increments of 5 percent in any one or all of the Funds, except Fund B, such that the total equals 100 percent. Effective on and after July 1, 1997 and in accordance with procedures established by the Administrative Committee, Participants shall be permitted to invest their contributions in Fund B; PROVIDED, HOWEVER, that the

             Administrative Committee shall maintain a separate accounting of a Participant's Fund B investments attributable to his contributions because these investments may be transferred to Fund A. The amounts credited to a Participant's Account required to be invested in Fund B (the amounts credited to the Matching Contributions Account) is hereinafter referred to as Designated Fund B Investments. Designated Fund B Investments may not be transferred out of Fund B except as permitted by Section 6.1(d)(2). Each type of contribution shall be invested in the same proportions. The Participant's election or any change in a prior election shall be filed with the Administrative Committee in the manner prescribed by the Administrative Committee and shall be effective on the first day of the next payroll period if timely filed pursuant to the rules of the Administrative Committee.

        (d)  TRANSFERS BETWEEN FUNDS.

             (1) IN GENERAL. Effective as of any business day, a Member may elect to transfer amounts from one Fund (other than the Participant's Designated Fund B Investments) to another Fund by notifying the Administrative Committee in the manner and within the time prescribed by the Administrative Committee. The amount to be transferred shall be specified as a multiple of 5 percent of the amount credited to the Fund or specified in dollar amounts. The transferred amount shall be applicable to each of the Member's Accounts which are invested in the specified Fund in proportion to the value of each Account invested in the Fund.

             (2) TRANSFERS AFTER AGE 60. Effective as of the first business day of any calendar quarter which begins after a Participant has attained age 60, the Participant may elect to transfer amounts credited to Fund B as Designated Fund B Investments to another Fund by notifying the Administrative Committee in the manner and within the time prescribed by the Administrative Committee. The amount which may be transferred from Fund B shall be limited to the following percentage of his Designated Fund B Investments:

                            1st Year                 20 percent
                            2nd Year                 25 percent
                            3rd Year                 33 1/3 percent
                            4th Year                 50 percent
                            5th Year                 Balance Transferred

             An election made under this paragraph shall remain in force until the Participant notifies the Administrative Committee to cease the transfer. After a Participant has so notified the Administrative Committee, a new election may not be made.

             The Administrative Committee may adopt rules limiting withdrawals by a Member who is an officer, director, or 10 percent shareholder of the Company within the meaning of section 16 of the Securities Exchange Act of 1934 as it may deem advisable to exempt transactions in Company stock from the provisions of section 16(b) of such Act.

        6.2 ADJUSTMENTS TO REFLECT NET WORTH OF THE TRUST FUND. As of each Valuation Date, the Administrative Committee shall adjust all Accounts to reflect contributions, withdrawals, distributions, and payouts which are to be credited or debited as of that date, and shall adjust the net credit balances in the Account so that the net credit balances in the Accounts will equal the net worth of the applicable Funds as of that date, using fair market values as determined by the Trustee and reported to the Administrative Committee.

   All determinations made by the Trustee with respect to fair market values and net worth shall be made in accordance with generally accepted principles of trust accounting, and such determinations when so made by the Trustee and any determinations by the Administrative Committee based thereon, shall be conclusive and binding upon all persons having an interest under the Plan.

        6.3 VOTING AND TENDER OFFER DECISIONS. Each Member (or, in the event of the Member's death, the Member's Beneficiary) shall have the right to direct the Trustee as to the manner in which shares of Arvin stock allocated to such Member's Account are to be voted on each matter brought before an annual or special stockholders' meeting of the Company. Before each such meeting of stockholders, the Trustee shall cause to be furnished to each Member (or Beneficiary) a copy of the proxy solicitation material, together with a form requesting confidential directions on how such shares of Arvin stock allocated to such Member's Account shall be voted on each such matter. Upon timely receipt of such directions, the Trustee shall on each such matter vote as directed the number of shares (including fractional shares) of Arvin stock allocated to such Member's Equity Account. The instructions received by the Trustee from Members shall be held by the Trustee in strict confidence and shall not be divulged or released to any person, including officers or employees of the Company. All Arvin stock credited to Member Accounts as to which the Trustee does not receive voting instructions as specified above, and all unallocated Arvin stock held by the Trustee, shall be voted by the Trustee proportionately in the same manner as it votes Arvin stock to which the Trustee has received voting instructions as specified above. Each Member (or, in the event of the Member's death, the Member's Beneficiary) shall have the right, to the extent of the number of shares of Arvin stock allocated to such Member's Account, to direct the Trustee in writing as to the manner in which to respond to a tender or exchange offer with respect to shares of Arvin stock. The Trustee shall use its best efforts to timely distribute or cause to be distributed to each Member (or Beneficiary) such information as will be distributed to stockholders of the Company in connection with any such tender or exchange offer. Upon timely receipt of such instructions, the Trustee shall respond as instructed with respect to shares of Arvin stock allocated to such Member's Account. If the Trustee shall not receive timely instruction from a Member (or Beneficiary) as to the manner in which to respond to such a tender or exchange offer, with respect to allocated shares of Arvin stock with respect to which such Member has the right of direction. As to all unallocated Arvin stock held by the Trustee, the Trustee shall enter the same proportion thereof as the Arvin stock as to which the Trustee has received instructions from Members to tender bears to all Arvin stock allocated to Member Accounts. The instructions received by the Trustee from Members shall be held by the Trustee in strict confidence and shall not be divulged or released to any person, including officers or employees of the Company. All voting and tender rights on shares of Arvin stock held by the Trustee shall be exercised by the Trustee only as directed by the Members (or their Beneficiaries) acting in their capacity as named fiduciaries (within the meaning of ERISA section 402) with respect to both allocated and unallocated shares in accordance with the provisions of this section.

                    ARTICLE VII. ADMINISTRATION AND TRUST

        7.1 APPOINTMENT, RESIGNATION, AND REPLACEMENT. The Administrative Committee shall be composed of not less than three persons appointed by the Chief Executive Officer of the Company and serving until death, resignation, or replacement by the President.
   The responsibility of the Chief Executive Officer of the Company shall be limited to the appointment of the Administrative Committee.

        7.2 NOTICE TO THE TRUSTEE. Promptly after appointment of a member of the Administrative Committee and after each change in membership, the Committee shall give written notice to the Trustee of the name of such member. The Trustee shall not be deemed to be on notice of any change in membership of the Administrative Committee unless so notified.

        7.3  RESPONSIBILITIES AND RIGHTS.

        (a) IN GENERAL. The Administrative Committee shall have all rights necessary to carry out the responsibilities conferred upon it in Article VII or expressly conferred upon it by the Trust Agreement.

             The Administrative Committee shall have no responsibilities or rights with respect to the management or control of the Trust Fund and no responsibilities under the Plan or Trust Agreement except as provided in this Article VII or expressly provided in the Trust Agreement.

        (b) The Administrative Committee shall have the following responsibilities under the

             Plan:

             (1) administration of the Plan in accordance with the terms of the Plan;

             (2) interpretation of the Plan, including the determination of eligibility for benefits and the status and rights of Employees, Participants, Inactive Participants, Former Participants, and others under the Plan and the deciding of all disputes arising under the Plan;

             (3) direction of the Trustee concerning all payments which should be made out of the Trust Fund pursuant to the provisions of the Plan Agreement; and

             (4)  amendment of the Plan and Trust Agreement pursuant to section 8.1.

        (c) TRUST FUND. The Administrative Committee shall have the following authority, responsibility, and control over the management and operation of the Trust Fund:

             (1)  removal of the Trustee and the appointment of successor
                  Trustees;

             (2) appointment of co-Trustees and investment managers (as defined in ERISA section 3(38)) and allocation of responsibilities between or among such persons;

             (3) analyze projected long- and short-term funding requirements of the Plan, obtaining advice of independent experts as may be deemed advisable and giving due regard to anticipated contributions by the Employer, benefit provisions, payments and liabilities, and appropriate investment and actuarial assumptions, and on the basis of the foregoing establish and revise funding policies for the Trust;

             (4) transfer contributions to the Trust to provide for funding of the Plan, and allocate such contributions as well as other funds and property held in the Trust among Investment Managers and the Trustee selected by the Administrative Committee;

             (5) communicate to the Trustee and the Investment Managers their respective investment objectives; and

             (6) regularly review the accounts submitted by the Trustee and such Investment Managers, when appropriate enter objections with respect thereto, monitor their investment performance and compliance with the terms of their respective appointments.

        7.4 RULES OF PROCEDURE. The Administrative Committee shall adopt such rules of procedure for the conduct of its affairs as it deems appropriate. Any action taken by the Administrative Committee may be communicated to the Trustee, investment manager, or other person under the signature of any two members of the Committee and any document approved or adopted by the Administrative Committee may be executed on behalf of the Employer by any two members of the Administrative Committee.

        7.5 STATUS. Arvin Industries, Inc. shall be the administrator of the Plan and named fiduciary under the Plan. Arvin Industries, Inc. shall exercise all rights and duties under the Plan and Trust Agreement through the Administrative Committee, which shall also be a named fiduciary, and which may designate one or more other persons to aid it in carrying out its responsibilities under the Plan and Trust Agreement. The Trustee shall be a named fiduciary under the Trust Agreement.

        7.6 APPOINTMENT OF ADVISORS. The Administrative Committee may appoint such advisors, agents, and representatives as it shall deem desirable who may but need not be Members.

        7.7 INDEMNIFICATION. To the extent permitted by ERISA, the Employer shall indemnify and save harmless each member of the Administrative Committee against any and all expenses and liabilities arising out of his status as such member, except expenses and liabilities arising out of his own fraud or willful conduct. The fact that a member of the Administrative Committee is a Member of the Plan shall not disqualify him from doing any act or thing which the Plan authorizes or requires him to do as such member or render him accountable for any allowance, distribution, or other profit or advantage received by him.

        7.8 EXPENSES. The members of the Administrative Committee shall be entitled to receive their reasonable expenses incurred in administering the Plan. Any administration expenses including legal fees and other expenses shall be paid out of the Trust Fund, unless paid directly by the Employer in the discretion of the Employer.

        7.9 APPEALS FROM DENIAL OF CLAIMS. If any claim for benefits under the Plan is wholly or partially denied, the Beneficiary shall be given notice in writing of such denial within a reasonable period of time, setting forth the following information:

        (a)  the specific reason or reasons for the denial;

        (b) specific reference to pertinent Plan provisions on which the denial is based;

        (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

        (d) an explanation that a full and fair review by the Administrative Committee of the decision denying the claim may be requested by the claimant or his authorized representative filing with the Administrative Committee, within 90 days after such notice has been received, a written request for such review, and

        (e) if such request is so filed, the claimant or his authorized representative may review pertinent documents and submit issues and comments in writing within the same 90-day period specified in subsection (d) above.

   The decision of the Administrative Committee shall be made promptly, and not later than 60 days after the Administrative Committee's receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. The Member or Beneficiary shall be given a copy of the decision promptly. The decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provision on which the decision is based. The decision of the Administrative Committee shall be binding upon the Member or Beneficiary and shall preclude further administrative or judicial review of the claim.

        7.10 TRUST. The Company will enter into a Trust with the Trustee to establish the Trust Fund. The Trust shall be deemed to form a part of the Plan and any and all rights and benefits which may accrue to any Member or his Beneficiaries under the Plan shall be subject to all of the terms and provisions of the Trust. The Committee may direct the Trustee to enter into one or more insurance investment contracts with an insurance company or companies as or as a part of the Guaranteed Interest Fund Investment Fund of Fund A.

        7.11 LITIGATION. In order to protect the Trust Fund against depletion as a result of litigation, in the event that any person may bring any legal or equitable action arising under the Plan against the Trustee or the Employers, or in the event that the Employers or the Trustee may find it necessary to bring any legal or equitable action arising under the Plan against any person, the Employers shall have the right to join the Trustee as a party defendant or party plaintiff in any such actions, and all expenses of defending or bringing such action shall be paid by the Trustee from the Trust Fund I If the result of any such action shall be adverse to such person, the cost to the Trustee of defending or bringing such action shall be charged to such extent as is possible directly to the account of such person, and the excess, if any, shall be charged against the entire Trust Fund.

        7.12 MULTIPLE EMPLOYER PLAN. To the extent this Plan becomes a multiple-employer plan (within the meaning of Section 413(c) of the Code), the Trustee shall account for the assets attributable to the Employees of each participating Employer in the manner directed by the

   Committee, and the Committee shall apply the requirements of Section
   4.5 and 4.6 separately to
                             each such Employer.  For purposes of this
   Section, the term Employer shall include all entities required to be aggregated under Section 414 of the Code.

                      ARTICLE VIII. CHANGES IN THE PLAN

        8.1 AMENDMENT OR TERMINATION OF THE PLAN. The Company reserves the right to terminate the Plan at any time, which includes the right to vary the amount of, or to terminate, contributions to the Plan.
   The Administrative Committee shall have the right, in its sole and final discretion, to amend the Plan at any time, except that the Board of Directors of the Company must approve an amendment that results in an increase in benefits and costs to the Company with a present value as of the date of the amendment in excess of one million dollars ($1,000,000). No part of the corpus or income of any funds shall at any time be used for or diverted to purposes other than for the exclusive benefit of Members or their Beneficiaries, and no amendment shall divest any Member of his interest therein or an optional form of benefit with respect to the Account balance immediately before the amendment, except as may be required by the District Director of Internal Revenue or other governmental authority, or give any Member any assignable or exchangeable interest or any right or thing of exchangeable value in advance of the time distribution is to be made to such Member. No distribution shall be made on account of a termination of the Plan except as permitted by Code section 401(k)(10).

        8.2 MERGER, CONSOLIDATION, OR TRANSFER. In the case of any merger or consolidation of the Plan with, or in the case of any transfer of assets or liabilities of the Plan to or from, any other Plan, each Participant in the Plan shall (if the Plan then terminated) receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

        8.3 NONREVERSION. No Employer shall have any right, title, or interest in the contributions made to the Trust Fund under the Plan and no part of the Trust Fund shall revert to any Employer, except that--

        (a) If a contribution is made to the Trust Fund by an Employer by a mistake of fact, then such contribution (adjusted for losses but not earnings) shall be returned to the Employer within one year after the payment of the contribution.

        (b) If any part or all of a contribution is disallowed as a deduction under Code section 404, the disallowed amount (adjusted for losses but not gains) shall be returned to the Employer within one year after the disallowance pursuant to the rules of the Internal Revenue Service.

                      ARTICLE IX. TOP-HEAVY PROVISIONS

        9.1 EFFECTIVE DATE. The following provisions shall become effective for Plan Years beginning after the 1983 Plan Year.

        9.2  DETERMINATION OF TOP-HEAVY.

        (a) The Plan will be considered a Top-Heavy Plan for the Plan Year if as of the last day of the preceding Plan Year, (1) the aggregate of the accounts (including amounts deferred under the salary reduction arrangements) of Members who are Key Employees (as defined in section 416(i) of the Internal Revenue Code) as amended by the Tax Reform Act of 1984 exceeds 60 percent of the aggregate of the accounts of all Members (the "60 percent test") or (2) the Plan is a part of a required aggregation group (i.e., each plan of the company in which a Key Employee is a member and each other plan (including plans which have terminated within the past five
             (5) years) which enables such plans to meet the requirements of section 401(a)(4) or 410) and such group is a Top-Heavy Group, (individuals who did not perform any services for the Employer or a Subsidiary in the last five years shall not be included in this calculation). However, and notwithstanding the results of the 60 percent test, the Plan shall not be considered a Top-Heavy Plan for any Plan Year in which the Plan is a part of a required or permissive aggregation group (i.e., plans which may be included in the group provided the group continues to comply with section 401(a)(4) and 410) which is not Top-Heavy).

        (b) The term "Top-Heavy Group" means any aggregation group if the sum (as of the last day of the preceding Plan Year) of--

             (1) the present value of the cumulative accrued benefits (including all distributions made to an Employee during the preceding five years) for Key Employees under all defined benefit plans included in such group, and

             (2) the aggregate of the accounts of Key Employees under all defined contribution plans included in such group, exceeds 60 percent of a similar sum determined for all members.

        9.3 CONTINGENT PROVISIONS. In the event the Plan is determined to be a Top-Heavy Plan pursuant to this section 9.3, then the following provisions shall take effect and continue in effect until the Plan is no longer deemed to be a Top-Heavy Plan:

        (a) In section 4.7 "1.0' shall be substituted for "1.25" and "$51,875" shall become "$41,500" except that for individuals who would exceed the 1.0 limit, the 1.0 limit shall be suspended for such individuals so long as there are no forfeitures, voluntary nondeductible contributions, employer contributions, or additional accruals made for such individuals under the plans in the aggregation group until the Plan is no longer deemed to be a Top-Heavy Plan or until the individual would no longer exceed the 1.0 limit.

        (b) The "matching" contributions of the Employer under the Plan for non-Key Employees shall be the lesser of 3 percent or the highest contribution percentage made for any Key Employee during the Plan Year in which the Plan is deemed to be Top-Heavy determined by dividing the Employer contributions (including Tax Deferred Deposits) by the amount of the Employees total Compensation not in excess of $200,000 (as adjusted by the Secretary of the Treasury).

        (c) The Employer shall make a minimum contribution of 5 percent of Compensation for allocation under this Plan to all non-Key Employees who participate in both a Company defined benefit plan and this Plan.

        IN WITNESS WHEREOF, the Company has caused these presents to be signed by its duly authorized officers and has caused its corporate seal to be hereto affixed this 9th day of June 1999, but effective as of January 1, 1997.

                            ARVIN INDUSTRIES, INC.


                            By  /s/ Matthew W. Golden
                                --------------------------
                            Its:
                            A Member of the Administrative
                                 Committee